Exhibit 10(gg)

DATED   17 April 1997

Lucas Limited

and

LucasVarity plc

and

JOHN CHARLES PLANT

SERVICE
AGREEMENT

THIS AGREEMENT is executed as a deed on the 17th day of April, 1997

BETWEEN:

(1)	Lucas Limited (registered number 872948) whose registered office is at Stratford Road, Solihull, B90 4LA (the “Company”);

(2)	LucasVarity plc (registered number 3207774) whose registered office is at 46 Park Street, London W1Y 4DJ (the “Parent”); and

(3)	JOHN CHARLES PLANT of “The Homestead” Peachfield Road, Malvern, Worcestershire WR14 3LE (the “Executive”)

IT IS AGREED as follows:

1.	INTERPRETATION

(1)	In this agreement:

“Associated Company” means:

(a)	a company which is not a Subsidiary of the Parent but whose issued equity share capital (as defined in section 744 of the Companies Act 1985) is owned as to at least 20 per cent by the Parent or one of its Subsidiaries; and

(b)	a Subsidiary of a company within (a) above;

“Board” means the board of directors of the Parent or the Company including any committee of the board;

“Group” means the Parent and its Subsidiaries and Associated Companies for the time being and “Group Company” means any one of them;

“Recognised Investment Exchange” has the same meaning as in section 207 of the Financial Services Act 1986;

“Subsidiary” means a subsidiary within the meaning of section 736 of the Companies Act 1985; and

“Working Day” means a day other than a Saturday, Sunday or bank or other public holiday in England.

(2)	References in this agreement to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate.

(3)	Any reference in this agreement to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

(4)	Subclauses (1) to (3) above apply unless the contrary intention appears.

(5)	The headings in this agreement do not affect its interpretation.

(6)	Where appropriate, references to the Executive include his personal representatives.

(7)	The terms set out in the First Schedule in accordance with the requirements of the Employment Rights Act 1996 and in the Second Schedule in relation to confidentiality and other protective covenants form part of this agreement.

2.	APPOINTMENT

The Company shall employ the Executive as Divisional Managing Director, Electrical & Electronic Systems and the Executive shall serve the Company and the Group on the terms set out in this agreement (the “Appointment"). The Appointment shall take effect from 6 September 1996.

3.	DUTIES OF EXECUTIVE

(1)	The Executive shall use his best endeavours to promote and protect the interests of the Group and shall not do anything which is harmful to those interests.

(2)	The Executive shall diligently and faithfully perform such duties and exercise such powers as may from time to time be assigned to or vested in him in relation to the conduct and management of the affairs of the Group by the Board, provided that no such assignment or vesting of duties or powers by the Board shall be valid or effective unless:

(a)	the powers or duties in question are compatible with the Executive’s status; and

(b)	the Executive shall be provided with as much work as is necessary to keep him as fully occupied and engaged in the business and affairs of the Group as he is at the date of this agreement.

(3)	The Executive shall give to the Board such information regarding the affairs of the Group as it shall require and shall comply with all proper instructions of the Board.

(4)	The Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote the whole of his time during normal business hours to the duties of the Appointment and such additional time as is necessary for the proper fulfilment of those duties.

(5)	The Executive shall not accept any appointment to any office in relation to any body, whether corporate or not, (other than a Group Company) or directly or indirectly be interested in any manner in any other business except:

(a)	as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a Recognised Investment Exchange and if the Executive (together with his spouse, children, parents and parents’ issue) neither holds nor is beneficially interested in more than five per cent of the securities of that class; or

(b)	with the consent in writing of the Company which may be given subject to any terms or conditions which the Company requires.

(6)	The duties of the Appointment shall relate primarily to the United Kingdom at such places as the Company may from time to time require but shall extend to occasional travel abroad when required by the Company. The Executive shall not otherwise be required to work outside the United Kingdom unless he agrees to do so. If the Executive’s principal place of work changes and it is necessary for the Executive to relocate, the Company will pay the Executive’s reasonable expenses in connection with the relocation.

4.	REMUNERATION

(1)	The Company shall pay to the Executive a salary at the rate per annum decided by the Board or such higher salary as may from time to time be approved by the Board. The Company shall not reduce the Executive’s salary without his prior written consent.

(2)	The Executive’s salary shall accrue from day to day and be payable by equal instalments in arrears on the last day of every month and shall be inclusive of any fees receivable by the Executive as a director of any Group Company.

(3)	The Company may also pay to the Executive such bonus (if any) as may be approved at the absolute discretion of the Board for any financial year of the Company during the whole of which the Executive has been employed by the Company. A pro-rated payment may, at the absolute discretion of the Board, be made in respect of any financial year during which the Appointment commences or is terminated.

(4)	In addition to the salary and any bonus payable under this clause, the Company and the Executive may agree that the Executive will be entitled to additional benefits such as the provision of a company car and/or the provision of medical expenses or other insurances.

5.	EXPENSES

The Company shall reimburse the Executive (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by him in the discharge of his duties.

6.	PENSIONS

The Company will make all payments necessary to enable the Executive and/or his dependant(s) to receive in full all of the pension and other benefits payable under the pension arrangements agreed between the Company and the Executive.

7.	MEDICAL AND SICKNESS

The Executive shall be paid in full during any period of absence from work due to sickness or injury not exceeding 240 Working Days in any period of two years subject to the provisions of clause 12 and to the production of satisfactory evidence from a registered medical practitioner in respect of any period of absence in excess of 20 Working Days. The Executive’s salary during any period of absence due to sickness or injury shall be inclusive of any statutory sick pay to which he is entitled and the Company may deduct from his salary the amount of any social security benefits he may be entitled to receive.

8.	HOLIDAYS

(1)	In addition to any entitlement due under the rules of the Company applying to Long Service Leave, the Executive shall be entitled to 26 Working Days’ holiday with pay in every calendar year at times convenient to the Company.

(2)	Any entitlement to holiday remaining at the end of any calendar year shall lapse. The entitlement to holiday accrues pro rata throughout each calendar year (disregarding fractions of days).

9.	CONFIDENTIAL INFORMATION

The terms of the Second Schedule hereto shall apply to the Executive.

10.	INTELLECTUAL PROPERTY

(1)	In this clause “Intellectual Property Right” means a formula, process, invention, improvement, utility model, trade mark, service mark, business name, copyright, design right, patent, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

(a)	relates to or is useful in connection with the business or any product or service of a Group Company; and

(b)	is invented, developed, created or acquired by the Executive (whether alone or jointly with any other person) during the period of the Apppointment.

(2)	Subject to the provisions of the Patents Act 1977, the entire interest of the Executive in any Intellectual Property Right shall, as between the Executive and the Company, become the property of the Company as absolute owner without any payment to the Executive for it.

(3)	The Executive shall promptly communicate in confidence to the Company full particulars of any Intellectual Property Right (whether or not it is vested in the Company pursuant to subclause (2) above or otherwise) and the Executive shall not use, disclose to any person or exploit any Intellectual Property Right belonging to the Company without the prior written consent of the Company.

(4)	With respect to any Intellectual Property Right which is not vested in the Company pursuant to subclause (2) above or otherwise, the Executive shall negotiate in good faith with the Company with a view to the Company acquiring all the Executive’s right, title and interest in that Intellectual Property Right and, unless the Company has declined in writing to negotiate or acquire such Intellectual Property Right, the Executive shall not jeopardise the grant of any registration in respect of that Intellectual Property Right by any public or non-confidential disclosure for a period of three months from the date on which full particulars of it are communicated to the Company.

(5)	The Executive shall, at the request and expense of the Company, prepare and execute such instruments and do such other acts and things as may be necessary or desirable to enable the Company or its nominee to obtain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company or its nominee and to enable the Company to exploit any Intellectual Property Right vested in the Company to best advantage.

(6)	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

(7)	The Executive hereby waives all of his moral rights (as defined in the Copyright Designs and Patents Act 1988) in respect of any act of the Company and any act of a third party done with the Company’s authority in relation to any Intellectual Property Right which is or becomes the property of the Company.

(8)	The obligations of the Executive under subclauses (2) to (6) above shall continue to apply after the termination of the Appointment (whether terminated lawfully or not). Each of those obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others is unenforceable to any extent.

11.	GRATUITIES AND CODES OF CONDUCT

(1)	The Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any Group Company.

(2)	The Executive shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of the London Stock Exchange and any other relevant regulatory authority including (without limitation) the model code on directors’ dealings in securities.

(3)	The Executive shall comply with the terms of the Parent’s Executive Share Ownership Policy as amended from time to time. A copy of the Policy, current at the date of this agreement, is attached as the Third Schedule hereto.

12.	TERMINATION OF APPOINTMENT

(1)	The Company may terminate the Appointment by giving to the other party at least two years’ notice in writing expiring at any time and the Executive may terminate the Appointment by giving to the other party at least six months’ notice in writing expiring at any time.

(2)	If the Executive:

(a)	becomes of unsound mind or is, or may be, suffering from mental disorder and either:

(i)	he is admitted to hospital for treatment under the Mental Health Act 1983; or

(ii)	an order is made by any competent court for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

(b)	is unable properly to perform his duties by reason of ill-health, accident or otherwise for a consecutive period of 240 Working Days; or

(c)	is guilty of any serious or repeated breach of his obligations under this agreement; or

(d)	is guilty of serious midconduct which may reasonably and objectively be considered to be prejudicial to the interests of the Company or the Group; or

(e)	is convicted of a criminal offence as a result of which he is sentenced to a term of imprisonment; or

(f)	becomes bankrupt or makes any arrangement or composition with his creditors; or

(g)	is disqualified from being a director of any company by reason of an order made by any competent court; or

(h)	resigns his directorship or fails or ceases to hold any requisite share qualification,

the Company may (whether or not any notice of termination has been given under subclause (1) above) by written notice to the Executive terminate the Appointment with immediate effect.

(3)	During any period of notice of termination of the Appointment (whether or not such notice has been given by the Company or the Executive) the Company may require the Executive to take any holiday to which the Executive is entitled under clause 8 at such time or times as the Company may decide.

(4)	On the termination of the Appointment in any way (whether lawfully or otherwise) the Executive shall immediately:

(a)	resign all offices held by him in any Group Company (without prejudice to the rights of any party arising out of this agreement or the termination of the Appointment);

(b)	return any company car and its keys to the Company at such place as it shall nominate for the purpose; and

(c)	deliver to the Company Secretary all property in his possession, custody or under his control belonging to any Group Company including (but not limited to) business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company.

(5)	If the Executive does not resign any office held by him in any Group Company when required to do so under this agreement the Company is irrevocably authorised to appoint some person in his name and on his behalf to do all such things and execute all such documents as may be necessary for or incidental to giving effect to his resignation of that office.

(6)	With effect from the date of termination of the Appointment, all the rights and obligations of the parties under this agreement shall cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this agreement before that date. Termination of the Appointment shall not prejudice any other rights of the Company.

13.	PROTECTIVE COVENANTS

The terms of the Second Schedule hereto shall apply to the Executive.

14.	COMPENSATION

(1)	Without prejudice to any of the other provisions of this agreement the Company may at any time without notice or with less notice than the notice that is required to terminate the Appointment and if the Company does so:

(a)	the Executive shall not for the purpose of mitigating his loss be required (and it is hereby expressly declared and agreed that it would be unreasonable for the purpose) to undertake any office, employment or occupation under which his status would be significantly lower than that at the time of the termination of the Appointment; and

(b)	in calculating the amount of damages to which the Executive shall be entitled in respect of the termination of the Appointment, any amount paid or payable to the Executive under clause 4(3) in relation to the financial year immediately preceding that in which the Appointment terminates shall be deemed to be included in the total amount of the Executive’s remuneration at the date on which the Appointment terminates.

(2)	If the Company terminates the Appointment (other than in accordance with clause 12) the Company will pay to the Executive within five working days of the Appointment terminating a payment in lieu of notice of a sum equivalent to two times where no notice is given by the Company or such lower multiplier as is appropriate to take into account the unexpired period of notice where notice has been given by either party under clause 12(1) above:

(a)	the Executive’s gross basic annual salary; and

(b)	a sum representing the gross annual value of all other remuneration or benefits the Executive is entitled to receive from the Company other than bonuses payable under clause 4(3) of this agreement and pension benefits (which are dealt with below) and the Company and the Executive have agreed that the value of those benefits shall for the purpose of this clause be 15 per cent of the Executive’s basic salary on the date on which the Appointment terminates;

(c)	the gross amount as was paid or is payable to the Executive pursuant to clause 4(3) in respect of the Company’s last financial year as compensation for the loss of bonuses and;

(d)	a sum in respect of pension entitlement calculated in accordance with subclause (3) below.

(3)	The sum payable under subclause (2) in respect of the Executive’s membership of a relevant pension scheme is calculated as follows:

(a)	In the case of each relevant pension scheme which is not a money purchase scheme, it is the value of the amount by which the notional pension exceeds the actual pension. For this purpose, the “actual pension” is the amount of the deferred pension from normal pension age under the relevant pension scheme to which the Executive would be entitled at the termination date. The “notional pension” is the amount of the deferred pension from the normal pension age under the relevant pension scheme to which the Executive would be entitled if the Company had terminated this agreement two years after the termination date or at the end of any unexpired period of notice where notice has been given by either party under clause 12(1) above, but calculating the deferred pension on the basis of the Executive’s final pensionable earnings at the termination date. In each case, it is assumed that the Company complies with its obligations under subclause (4) below and that (notwithstanding subclause (4)(a)) the Executive has no entitlement to a pension before normal pension age. The value of the excess is calculated by applying to the amount of the excess the factors used at the termination date by the trustees or managers of the relevant pension scheme for the purpose of calculating the capital value of a deferred pension for a member of the Executive’s gender and the Executive’s age at the termination date. The “termination date” is the effective date of the termination by the Company of this agreement.

(b)	In the case of a relevant pension scheme which is a money purchase scheme, it is the total of the contributions which the Company would have been obliged to make to the scheme in the two years after the termination date or until the end of any unexpired period of notice where notice has been given by either party under clause 12(1) above and the payments which the Company would have been obliged to make in that period to the Executive to compensate him for any additional tax or national insurance contributions payable by him as a result of the contributions of the Company being chargeable to income tax as income of the Executive. For this purpose, it is assumed that the Executive’s earnings do not increase after the termination date.

(4)	In addition to the payments under subclauses (2) and (3) above, if the Appointment is terminated by the Company (other than in accordance with clause 12 above):

(a)	The Company will give any necessary consent and use its best endeavours to procure that the trustees or managers of any relevant pension scheme give their consent to:

(i)	the payment of the pension due to the Executive under the provisions of the scheme (on the basis that those consents are given), commencing at a date not earlier than the Executive’s fiftieth birthday, which is selected by the Executive; and

(ii)	the exercise by the Executive of any option available under the provisions of the scheme in relation to that pension.

(b)	In addition to any promised increase in the Executive’s pension, both in payment and, if applicable, in deferment, under the provisions of a relevant pension scheme, the Company will use its best endeavours to procure that from time to time the Executive’s pension is increased at the same time and by not less than the same rate, and by reference to the same constituent parts, as the other pensions in payment or deferred pensions, as the case may be, under the scheme.

(c)	The Company will pay any contribution which may be required by the trustees or managers of the relevant pension scheme for the above purposes.

(5)	In subclauses (3) and (4) above:

(a)	“relevant pension scheme” means any pension scheme (whether approved or unapproved) to which the Company is party under which the Executive has, or, on the assumption that the terms of this agreement are performed by the Company, would have, an actual or prospective entitlement to benefit at the date of the termination of the agreement;

(b)	a relevant pension scheme is a money purchase scheme if the obligation of the Company to contribute to it is solely to contribute a fixed amount or a fixed percentage of the Executive’s salary (or some other definition of his earnings);

(c)	references to the Executive’s pension, options and benefits include the pension, options and benefits to which the Executive’s spouse and dependants are contingently entitled under the relevant pension scheme and accordingly references to the Executive include them.

(6)	The payments under this clause shall be subject to tax and the Company shall deduct tax from the amounts to be paid to the Executive under subclauses 14(2)(a) to (c) above at the Executive’s marginal rate of tax at the date the Appointment terminates.

(7)	Termination of the Appointment by the Company with the payments required under subclauses (2) and (3) above and the consents under subclause (4) shall not be a termination in breach of this agreement and the Company and the Executive agree that any payment made under this clause will be in full and final settlement of all claims the Executive has against the Company and the Group arising out of or in connection with the termination of the Appointment whether arising under this agreement, any other agreement or contractual arrangement between the Executive and the Company or any other Group Company or any statutory provision and the Executive shall have no other claim against the Company or the Group.

15.	GENERAL

(1)	As from the effective date of the Appointment all other agreements or arrangements between the Executive and any Group Company relating to the employment of the Executive shall cease to have effect.

(2)	This agreement shall be governed by and construed in accordance with English law.

16.	NOTICES

(1)	Any notice or other document to be served under this agreement may, in the case of the Company, be delivered or sent by first class post or telex or facsimile process to the Company at its registered office for the time being and, in the case of the Executive, may be delivered to him or sent by first class post to his usual or last known place of residence.

(2)	Any such notice or other document shall be deemed to have been served:

(a)	if delivered, at the time of delivery;

(b)	if posted, at 10:00 a.m. on the second Working Day after it was put into the post; or

(c)	if sent by telex or facsimile process, at the expiration of two hours after the time of despatch, if despatched before 3:00 p.m. on any Working Day, and in any other case at 10:00 a.m. on the Working Day following the date of despatch.

(3)	In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class letter or that the telex or facsimile message was properly addressed and despatched as the case may be. All references to time are references to UK time.

AS WITNESS this agreement is executed as a Deed by the Executive and duly authorised representatives of the Company and the Parent on the date which appears first on page 1.

THE COMMON SEAL	)
of Lucas Limited was hereunto	)
affixed in the presence of:	)

/s/ T. V. Voak

Director
[SEAL]
/s/ A. J. Willis

Secretary

THE COMMON SEAL	)
of LucasVarity plc was	)
hereunto affixed in the presence of:	)

/s/ Victor A. Rice

Director
[SEAL]
/s/ A. J. Willis

Secretary

SIGNED AND DELIVERED AS A	)
DEED by	)

/s/ John C. Plant